As filed with the Securities and Exchange Commission on March 31, 2006

                                                           Registration No. 333-


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                           QUEST RESOURCE CORPORATION
             (Exact name of registrant as specified in its charter)

                          Nevada                    90-0196936
           (State or other jurisdiction of       (I.R.S. Employer
            incorporation or organization)      Identification No.)

           9520 North May Ave., Suite 300
               Oklahoma City, Oklahoma                  73120
      (Address of principal executive offices)       (Zip Code)


            Quest Resource Corporation 2005 Omnibus Stock Award Plan
              Quest Resource Corporation 401(k) Profit Sharing Plan
                            (Full title of the plan)


                                  Jerry D. Cash
                             Chief Executive Officer
                           Quest Resource Corporation
                         9520 North May Ave., Suite 300
                          Oklahoma City, Oklahoma 73120
                     (Name and address of agent for service)

                                 (405) 488-1304
          (Telephone number, including area code, of agent for service)
                           --------------------------



                         CALCULATION OF REGISTRATION FEE


                                            Amount to be         Proposed maximum              Amount of                Amount of
Title of securities to be registered        registered(1)   offering price per unit(2)   aggregate offering price   registration fee

Common stock, par value $0.001 per share        250,000               $10.00                    $2,500,000              $267.50
                                              2,074,000               $11.90                   $24,680,600             $2640.82
                 Total                        2,324,000                                        $27,180,600             $2908.32

(1) In accordance with Rule 416 under the Securities Act of 1933, this registration statement also relates to such additional and indeterminable number of shares of common stock that may become issuable in order to prevent dilution due to stock splits or similar transactions involving shares of common stock.
(2)   Computed pursuant to Rule 457(h) under the Securities Act of 1933.

                         -------------------------------

                                EXPLANATORY NOTE

     This registration statement registers 250,000 shares to be issued pursuant to outstanding stock options and an additional 1,774,000 shares available for issuance pursuant to the Quest Resource Corporation 2005 Omnibus Stock Award Plan. This registration statement also registers 300,000 shares issuable as employer contributions under the profit sharing feature of the Quest Resource Corporation 401(k) Profit Sharing Plan.

                                     PART I

              Information Required in the Section 10(a) Prospectus

     In accordance with Rule 428 under the Securities Act and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement with the Securities and Exchange Commission (the "SEC").

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The SEC allows Quest Resource Corporation ("Quest") to "incorporate by reference" the information that they file with the SEC, which means:

     o incorporated documents are considered part of this registration statement; and

     o Quest can disclose important information by referring the reader to these documents, which may be documents that Quest previously has filed with the SEC or that Quest will file with the SEC in the future.

     Quest incorporates by reference the documents or portions of documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     o Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 31, 2006; and

     o The description of our common stock contained in our registration statement on Form 8-A12G/A (Amendment No. 2) filed with the SEC on December 7, 2005.

     Quest also incorporates by reference filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are filed with the SEC after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this registration statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement and the prospectus.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares of common stock of the registrant registered pursuant to this registration statement has been passed upon by Schreck Brignone, Las Vegas, Nevada.

Item 6. Indemnification of Directors and Officers.

     Section 1 of Article X of our Restated Articles of Incorporation, as amended, provides for indemnification of our directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 2 of Article X of our Restated Articles of Incorporation, as amended, provides for indemnification of any person against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit by or in the right of the corporation if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, unless such person shall have been adjudged to be culpable in the performance of such person's duty to the corporation. However, a court overseeing such action may nonetheless determine that despite finding such person liable, such person shall be entitled to indemnification.

     We also maintain, and intend to continue to maintain, insurance for the benefit of our directors and officers to insure these persons against certain liabilities, including liabilities under the securities laws.

     Section 78.7502 of Chapter 78 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity which such person is or was serving in such capacity at the request of the corporation, who was or is a party to any threatened, pending or completed action, suit or proceeding, against expenses, including legal expenses, arising by reason of service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions brought by or in the right of a corporation, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith.

     Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

     Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for by the Nevada Revised Statutes does not exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

     Finally, Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

     As permitted by the Nevada Revised Statutes, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Quest or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful or if such person is not liable to us pursuant to Section 78.138 of the Nevada Revised Statutes. However, in the case of any threatened, pending or completed derivative action, suit or proceeding, no indemnification will be made in respect of any claim, issue or matter as to such person if a court of competent jurisdiction, after exhaustion of all appeals therefrom, has found such person to be liable to us or for amounts paid in settlement to us, unless, and only to the extent that the District Court of the State of Nevada or the court in which such proceeding was brought or other court of competent jurisdiction determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the District Court of the State of Nevada or such other court shall deem proper. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following Exhibits are filed as a part of this registration statement:

     Exhibit
     Number     Description
     ------     -----------
       4.1      Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form 8-A12G/A (Amendment No. 2) filed on December 7, 2005).
       4.2      The Second Amended and Restated Bylaws of the Company
                (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on October 18, 2005).
       4.3      Quest Resource Corporation 2005 Omnibus Stock Award Plan
                (incorporated herein by reference to Exhibit 10.7 to the Company's registration statement on Form S-1 (file No.
                333-130259) filed on December 12, 2005)
       5.1      Opinion of Schreck Brignone
      23.1      Consent of Cawley and Gillespie & Associates, Inc.
      23.2      Consent of Murrell, Hall, McIntosh & Co., PLLP.
      23.3      Consent of Schreck Brignone (included with Exhibit 5.1).
      24.1      Power of Attorney of Directors (included in the signature pages to this registration statement)

Item 9. Undertakings.

     a. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on March 31, 2006.

                                        QUEST RESOURCE CORPORATION
                                        (Registrant)



                                        By: /s/ Jerry Cash
                                            ------------------------------------
                                            Jerry Cash
                                            Chairman of the Board and
                                            Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jerry Cash and David E. Grose, and each of them, the undersigned's true and lawful attorneys-in-fact and agents with full power of substitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signatures                    Title                               Date

/s/ Jerry Cash          Chief Executive Officer, President and
----------------------  Chairman of the Board (Principal
Jerry Cash              Executive Officer)                        March 31, 2006

/s/ David E. Grose
----------------------  Chief Financial Officer (principal
David E. Grose          Financial and Accounting Officer)         March 31, 2006

/s/ John C. Garrison
----------------------
John C. Garrison        Director                                  March 31, 2006

/s/ James B. Kite, Jr.
----------------------
James B. Kite, Jr.      Director                                  March 31, 2006

/s/ Kevin R. White
----------------------
Kevin R. White          Director                                  March 31, 2006

/s/ Ronnie K. Irani
----------------------
Ronnie K. Irani         Director                                  March 31, 2006

/s/ Jon H. Rateau
----------------------
Jon H. Rateau           Director                                  March 31, 2006